EXHIBIT 77Q1(a)

                               FIRSTAR FUNDS, INC.
                                  AMENDMENT TO
                                     BY-LAWS




Adopted August 24, 2000

     RESOLVED, that, effective October 31, 2000, the first sentence of Section 1, Article III of the By-Laws be amended and restated as follows:

     "The Board of Directors shall consist of six (6) members."

     RESOLVED, that effective November 8, 2000, the first sentence of Section 1,
Article III of the By-Laws be amended and restated as follows:

     "The Board of Directors shall consist of eleven (11) members."

Adopted March 24, 2001

     RESOLVED,  that, effective March 23, 2001, the first sentence of Section 1,
Article III of the By-Laws be amended and restated as follows:

     "The Board of Directors shall consist of ten (10) members."